3445 Peachtree Road, NE
Suite 1400
Atlanta, Georgia 30326

www.synavant.com

404-841-4000 [p]
404-841-4161 [f]

For Immediate Release

Contact:	Emma González	Mary Stuart
	Investor Relations	Media Relations
	+ 1 404 841 4130	+ 1 404 841 4142

SYNAVANT Appoints Tim Waller to Lead its Americas

CRM Technology Services Business

Company Streamlines its Senior Leadership Team

ATLANTA, GA, August 22, 2002 — SYNAVANT Inc. (Nasdaq:SNVT), the global pioneer of pharmaceutical Customer Relationship Management (CRM) solutions for the biopharmaceutical and healthcare industries, today announced that it has appointed Tim Waller as Senior Vice President Americas and Chief Technology Officer, responsible for the sales, marketing and integrated services of SYNAVANT’s technology business in the US and its entire operations in Canada and Latin America.  Waller also heads up SYNAVANT’s global research and technology function.

During his three years with SYNAVANT and its former company Waller has lead the global business development, alliances, marketing, technology and research functions.

 “With an extensive career in general business management and development, delivery and support of technology applications in the healthcare environment, Tim brings substantial industry insight and experience to this important role and is well placed to help move our business forward in this major market,” said Wayne P. Yetter, SYNAVANT’s Chairman and Chief Executive Officer.

As a result of this restructuring Robert C Holmes, Senior Vice President, Americas and Jim Cain, Senior Vice President Business Development and Strategic Planning will leave the company on September 30th, 2002.

“Both Bob and Jim have made an important contribution to the development and implementation of SYNAVANT’s new solutions and services business model, and have been instrumental in helping to shape the direction of our organization.  I thank them for their significant efforts and wish them well in their futures as they pursue new challenges and opportunities,” said Yetter.

About SYNAVANT

SYNAVANT Inc. guides biopharmaceutical and healthcare companies globally to greater business success by accelerating the adoption of advances in healthcare around the world.  SYNAVANT accomplishes this by designing, building and supporting a wide range of knowledge-based solution sets, that bring together leading-edge technology, proven data management competence, a full range of specialist services and over 30 years of healthcare expertise.  Its comprehensive, global solutions include pharmaceutical Customer Relationship Management (CRM) and eBusiness applications, interactive marketing, server and database management, dedicated local helpline support, training, telemarketing, sample management, and product-recall services.  SYNAVANT is headquartered in Atlanta, GA, USA and has offices in 22 countries.  Additional information is available at http://www.synavant.com.